Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 (the “Amendment”) to the Agreement and Plan of Merger, dated as of August 9, 2013 (the “Agreement”), by and among Pioneer Natural Resources Company, a Delaware corporation (“PNR”), Pioneer Natural Resources USA, Inc., a Delaware corporation and wholly-owned subsidiary of PNR (“PNR USA”), PNR Acquisition Company, LLC, a Delaware limited liability company and wholly-owned subsidiary of PNR (“MergerCo”), Pioneer Southwest Energy Partners, L.P., a Delaware limited partnership (“MLP”), and Pioneer Natural Resources GP LLC, a Delaware limited liability company and the general partner of MLP and wholly-owned subsidiary of PNR USA (“MLP GP”) (PNR, PNR USA, MergerCo, MLP and MLP GP, collectively, the “Parties”), is entered into by and among the Parties as of October 25, 2013.

WHEREAS, in order to settle certain litigation relating to the Merger Transactions, certain Parties have agreed with the plaintiffs in such litigation to amend the Agreement to add contractual appraisal rights for the benefit of certain MLP Unitholders.

NOW, THEREFORE, in consideration of the recital above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1. Article I of the Agreement is hereby amended to add the following definitions:

“ ‘Class Member’ shall have the meaning set forth in the Memorandum.”

“ ‘Court’ shall have the meaning set forth in the Memorandum.”

“ ‘Dissenting MLP Common Units’ shall have the meaning set forth in Section 3.5.”

“ ‘Dissenting MLP Unitholders’ shall have the meaning set forth in Section 3.5.”

“ ‘Final Approval’ shall have the meaning set forth in the Memorandum.”

“ ‘Memorandum’ shall mean that certain Memorandum of Understanding, dated September 26, 2013, entered into by and among the plaintiffs and defendants in those class action lawsuits filed in (i) Dallas County, Texas District Court, entitled Flecker v. Pioneer Natural Resources Company, et al., 134th Judicial District, Dallas County, Texas, No. DC-13-05371 (filed May 15, 2013) and Patel v. Pioneer Natural Resources Company, et al., 160th Judicial District, Dallas County, Texas, No. DC-13-05524 (filed May 20, 2013), which were consolidated on September 3, 2013, and (ii) the United States District Court for the Northern District of Texas entitled Beverly v. Sheffield, et al., No. 3:13-cv-3306-M (filed August 21, 2013), and Shelton v. Pioneer Southwest Energy Partners L.P., et al., No. 3:13-cv-3684-K (filed September 13, 2013).”

“ ‘Payment Date’ shall have the meaning set forth in Section 3.5.”

“ ‘Settlement’ shall have the meaning set forth in the Memorandum.”

2. Section 3.1(c) of the Agreement is hereby amended to read in its entirety as follows:

“(c) Except as described in clause (d), (e) or (g) below, each MLP Common Unit issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.2325 of a share of PNR Common Stock (such ratio, the “Exchange Ratio,” and such amount of a share of PNR Common Stock, including any additional shares of PNR Common Stock received pursuant to Section 3.3(e), the “Merger Consideration”), which shares of PNR Common Stock shall be duly authorized and validly issued in accordance with applicable Laws and the PNR Certificate of Incorporation, as applicable (such shares of PNR Common Stock described in this clause (c) shall be referred to herein as the “New Common Stock”).”

3. A new Section 3.1(g) is hereby added to the Agreement to read in its entirety as follows:

“(g) Notwithstanding anything to the contrary in this Agreement, at the Effective Time, all Dissenting MLP Common Units owned by Dissenting MLP Unitholders who have complied with Section 3.5 shall be converted into the right to receive the fair value of such Dissenting MLP Common Units, and interest thereon, as set forth in Section 3.5.”

4. Section 3.2(a) of the Agreement is hereby amended to read in its entirety as follows:

“(a) At the Effective Time, each holder of a certificate representing MLP Common Units (a “Certificate”) and each holder of non-certificated MLP Common Units represented by book-entry (“Book-Entry Units”) shall cease to be a unitholder of MLP and cease to have any rights with respect thereto, except the right to receive (i) the Merger Consideration and (ii) any cash amounts payable in in accordance with Section 3.3(c), following such unitholder’s compliance with Section 3.3(b) or Section 3.3(h), in each case, to be issued or paid, without interest, in consideration therefor in accordance with Section 3.3; provided, however, that the rights of (A) any holder of MLP Phantom Units shall be as set forth in Section 3.1(e), (B) PNR and its Subsidiaries and MLP and its Subsidiaries shall be as set forth in Section 3.1(d), and (C) Dissenting MLP Unitholders shall be as set forth in Sections 3.1(g) and 3.5.”

5. Section 3.3(b) of the Agreement is hereby amended to read in its entirety as follows:

“(b) Exchange Procedures. Promptly after the Effective Time, PNR shall instruct the Exchange Agent to mail to each record holder of MLP Common Units as of the Effective Time (other than (x) holders of MLP Phantom Units, (y) MLP and its Subsidiaries and PNR and its Subsidiaries and (z) Dissenting MLP Unitholders who have not subsequently withdrawn or lost their rights of appraisal) (i) a letter of transmittal (which shall specify that, in respect of certificated MLP Common Units, delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which shall be in customary form and agreed to by PNR and MLP prior to the Effective Time) (the “Letter of Transmittal”) and (ii) instructions (which shall be in customary form and agreed to by PNR and MLP prior to the Effective Time) for use in effecting the surrender of the Certificates or Book-Entry Units in exchange for the Merger Consideration payable in respect of MLP Common Units represented by such Certificates or Book-Entry Units, as applicable. Promptly after the Effective Time, upon surrender of Certificates, if any, for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents (including in respect of Book-Entry Units) as may be required pursuant to such instructions, each holder who held MLP Common Units immediately prior to the Effective Time (other than (x) holders of MLP Phantom Units, (y) MLP and its Subsidiaries and PNR and its Subsidiaries and (z) Dissenting MLP Unitholders who have not subsequently withdrawn or lost their rights of appraisal) shall be entitled to receive upon surrender of the Certificates or Book-Entry Units therefor (A) shares of New Common Stock representing, in the aggregate, the whole number of shares of New Common Stock that such holder has the right to receive pursuant to this Article III (after taking into account all MLP Common Units then held by such holder) and (B) a check in an amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to Section 3.3(c). No interest shall be paid or accrued on any Merger Consideration or any amounts payable pursuant to Section 3.3(c). In the event of a transfer of ownership of MLP Common Units that has not been registered in the transfer records of MLP, the Merger Consideration payable in respect of such MLP Common Units may be paid to a transferee, if the Certificate representing such MLP Common Units or evidence of ownership of the Book-Entry Units is presented to the Exchange Agent, and, in the case of both certificated and book-entry MLP Common Units, accompanied by all documents reasonably required to evidence and effect such transfer, and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the record holder of such MLP Common Units or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until such required documentation has been delivered and Certificates, if any, or Book-Entry Units have been surrendered, as contemplated by this Section 3.3, (i) each such Certificate or Book-Entry Unit shall be deemed at any time after the Effective Time to represent only the right to receive upon such delivery and surrender the Merger Consideration payable in respect of MLP Common Units represented thereby, any cash amounts payable pursuant to Section 3.3(c), and (without the necessity of such surrender) any cash or distributions to which such holder is entitled pursuant to Section 3.2(b), and (ii) shares of New Common Stock issuable in respect of, and upon the surrender of, such Certificate or Book-Entry Unit pursuant to this Section 3.3(b) shall not be deemed to be issued or outstanding for any purpose.”

6. Section 3.3(d) of the Agreement is hereby amended to read in its entirety as follows:

“(d) Further Rights in MLP Common Units. The Merger Consideration issued upon conversion of an MLP Common Unit in accordance with the terms hereof (including any cash paid pursuant to Section 3.3(c)) and any declared distributions to be paid on MLP Common Units as described in Section 3.2(b), or, if applicable, the amounts paid pursuant to Section 3.5, shall be deemed to have been issued in full satisfaction of all rights pertaining to such MLP Common Unit.”

7. Section 3.3(h) of the Agreement is hereby amended to read in its entirety as follows:

“(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by PNR, the posting by such Person of an indemnity agreement or a bond, in a customary amount, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay the Merger Consideration payable in respect of MLP Common Units represented by such Certificate and any payments to which the holders thereof are entitled pursuant to Section 3.3(c) or Section 3.5.”

8. A new Section 3.5 is hereby added to the Agreement to read in its entirety as follows:

“Section 3.5 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, MLP Common Units that are owned by an MLP Unitholder (a) other than MLP or its Subsidiaries or PNR or its Subsidiaries, (b) who did not vote in favor of the Merger, and (c) who is entitled to demand and properly demands appraisal of such MLP Common Units (the “Dissenting MLP Common Units”) pursuant to, and who complies in all respects with, the provisions of this Section 3.5 (the “Dissenting MLP Unitholders”) shall not be converted into the right to receive the Merger Consideration, but instead such Dissenting MLP Unitholder shall be entitled to payment of the fair value of such Dissenting MLP Common Units pursuant to and in accordance with the following provisions (and at the Effective Time, such Dissenting MLP Common Units shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such Dissenting MLP Unitholder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting MLP Common Units pursuant to and in accordance with the following provisions), unless and until such Dissenting MLP Unitholder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal hereunder:

(a) The appraisal rights provided hereunder shall, to the fullest extent provided by law, be identical, except as listed below in clauses (b), (c), (d), (e), (f) and (g) (which clauses shall supersede and replace any contradictory provisions set forth in Section 262 of the DGCL), to the rights that a stockholder of a Delaware corporation would have under Section 262 of the DGCL if MLP were a corporation and the owners of MLP Common Units were stockholders of such corporation who are entitled to appraisal rights under Section 262 of the DGCL;

(b) Only MLP Unitholders who beneficially own (within the meaning of Rule 13d-3 under the Exchange Act) MLP Common Units on the record date for the MLP Meeting and who continuously beneficially own such MLP Common Units through the Effective Time shall be entitled to appraisal rights; provided, that, to be valid, a demand for appraisal rights by any such beneficial owner shall be submitted with documentary evidence of such beneficial ownership as of such record date and, upon request by MLP, such beneficial owner shall provide further documentary evidence of such ownership as of the Effective Time;

(c) Interest on any cash payments payable in respect of appraisal rights shall accrue from and including the Effective Time through and excluding the date of such payment calculated at a per annum rate, using a 365-day year, equal to the 52-week treasury bill rate in effect at the Effective Time;

(d) The Delaware Chancery Court shall not conduct the appraisal proceeding until after Final Approval of the Settlement;

(e) Any Class Member who elects to opt out of the class certified by the Court shall not be entitled to appraisal rights;

(f) PNR shall have the right to terminate the appraisal rights under this Section 3.5, and each Dissenting MLP Unitholder will automatically lose rights to appraisal under this Section 3.5 upon such termination, if the Memorandum and the Settlement are terminated pursuant to the provisions of the Memorandum, whether or not the termination of the Memorandum and the Settlement occurs before or after the Effective Time, by giving notice to the MLP GP Conflicts Committee within 30 days after the termination of the Memorandum and the Settlement;

(g) The Delaware Chancery Court shall have exclusive jurisdiction to conduct the appraisal proceeding;

(h) If any Dissenting MLP Unitholder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal hereunder, then, as of the occurrence of such event or the Effective Time, whichever last occurs (the “Payment Date”), each of such Dissenting MLP Unitholder’s Dissenting MLP Common Units shall cease to be a Dissenting MLP Common Unit and shall be converted into the right to receive, as of the Payment Date, the Merger Consideration for each such Dissenting MLP Common Unit, in accordance with Section 3.1, without any interest thereon;

(i) MLP shall give PNR reasonable notice of any written demands and any other instruments served on MLP in a manner consistent with Section 262 of the DGCL and received by MLP relating to rights of appraisal;

(j) MLP shall not, except with the prior written consent of PNR, voluntarily make any payment with respect to any demand for appraisal of MLP Common Units, offer to settle or settle any such demands or approve any withdrawal of any such demands; and

(k) The appraisal rights provided for in this Section 3.5 shall be deemed to be contractual appraisal rights provided under Section 17-212 of the DRULPA.”

9. Except as amended by this Amendment, the Agreement shall remain in full force and effect pursuant to its terms.

10. Capitalized terms used but not defined in this Amendment shall have the meanings set forth in the Agreement.

[signatures set forth on the following page]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in counterparts by their duly authorized officers, all as of the day and year first written above.

PIONEER NATURAL RESOURCES COMPANY

By:	/s/ Mark S. Berg
Name:	Mark S. Berg
Title:	Executive Vice President and General Counsel

PIONEER NATURAL RESOURCES USA, INC.

By:	/s/ Mark S. Berg
Name:	Mark S. Berg
Title:	Executive Vice President and General Counsel

PNR ACQUISITION COMPANY, LLC

By:	/s/ Mark S. Berg
Name:	Mark S. Berg
Title:	Executive Vice President and General Counsel

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

By:	PIONEER NATURAL RESOURCES GP LLC, its general partner

By:	/s/ Richard P. Dealy
Name:	Richard P. Dealy
Title:	Executive Vice President and Chief Financial Officer

PIONEER NATURAL RESOURCES GP LLC

By:	/s/ Richard P. Dealy
Name:	Richard P. Dealy
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]